Smith Barney Income Funds Inc. - High Income Fund
Results of a special shareholders meeting

On 10/21/05, a special meetings of shareholders was held to:
1.elect Trustees and 2. approve a new management agreement. The following tables provides the number of votes cast for, against, or withheld as well as the number of abstentions and broker non-votes as to the matters voted on at the special meeting of shareholders.

1. ELECTION OF TRUSTEES
			              Authority
  Name		      Votes for       Withheld	   Abstentions
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Lee Abraham          363,970,309      12,151,009      7,498
Jane F Dasher        364,159,099      11,962,220      7,498
Richard E Hanson Jr  364,145,994      11,975,325      7,498
Paul Hardin          364,043,269      12,078,050      7,498
Roderick C Rasmussen 363,954,363      12,166,956      7,498
John P Toolan        364,074,893      12,046,426      7,498
R Jay Gerken         363,907,662      12,213,675      7,498
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2. APPROVAL OF NEW MANAGEMENT AGREEMENT

Item Voted      Votes        Votes     	              Broker
   on	         for        against     Abstentions  non-votes
--------------------------------------------------------------
New
Management    78,861,162   1,479,918     1,639,906   3,269,429
Agreement
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